Motorola Announces Settlement Rate for Purchase Contracts Forming Part of Equity Security Units

•	Motorola to Issue 69,364,800 Shares of Common Stock In Exchange for $1.2 Billion of Cash Proceeds

•	Settlement Rate of 2.8902 shares of Common Stock per $50 Stated Amount for Each Purchase Contract

•	Purchase Contracts Form Part of Equity Security Units Originally Issued in October 2001

Schaumburg, Ill. — November 12, 2004 — Motorola, Inc. (NYSE: MOT) today announced that holders of its outstanding 7.00% equity security units (NYSE: MEU) will purchase, on November 16, 2004, an aggregate of 69,364,800 newly-issued shares of Motorola common stock in exchange for cash proceeds to Motorola of $1.2 billion. The settlement rate will be 2.8902 shares of Motorola common stock for each purchase contract forming part of its $50 stated amount of equity security units. The cash proceeds will be payable from maturing U.S. treasury securities held in a collateral account funded through the August 2004 remarketing of $1.2 billion of Motorola senior notes that also formed part of the equity security units. Motorola originally issued the equity security units in October 2001.

Following the purchase of the 69,364,800 shares of common stock on November 16, 2004, no equity security units will remain outstanding. The purchase contracts require the holders to purchase shares of Motorola common stock based upon the average closing price per share on the New York Stock Exchange (the “NYSE”) for the 20 consecutive trading day period ending on November 11, 2004. The average closing price per share of Motorola common stock on the NYSE from October 15 through November 11, 2004 was $17.30.

In addition, holders of the 7.00% equity security units will receive a final quarterly payment on November 16, 2004 in an aggregate amount of $21 million. Of such amount, $19.5 million, representing interest on the senior notes, will be funded from the U.S. treasury securities held in the collateral account and $1.5 million, representing contract adjustment payments payable on the purchase contracts, will be funded directly by Motorola.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.

About Motorola

Motorola, Inc. (NYSE: MOT) is a global leader in wireless, broadband and automotive communications technologies that help make life smarter, safer, simpler, synchronized and fun. Sales in 2003 were $27.1 billion. Motorola creates innovative technological solutions that benefit people at home, at work and on the move. The company also is a progressive corporate citizen dedicated to operating ethically, protecting the environment and supporting the communities in which it does business. For more information: www.motorola.com.

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